QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.2

[Letterhead of Bass, Berry & Sims PLC]

        October 6, 2003

GenCorp Inc.
P.O.Box 537012
Sacramento, CA 95853-7012

Ladies and Gentlemen:

        We have acted as special Tennessee counsel to Aerojet Ordnance Tennessee, Inc., a Tennessee corporation (the "Tennessee Guarantor") and a subsidiary of GenCorp Inc. (the "Company"), in connection with the offer to exchange (the "Exchange Offer") up to $150,000,000 aggregate principal amount of the Company's 9 1/2% Senior Subordinated Notes due 2013 (the "Exchange Notes") that have been registered under the Securities Act of 1933 for an equal principal amount of the Company's 9 1/2% Senior Subordinated Notes due 2013 outstanding on the date hereof (the "Private Notes"), to be issued pursuant to the Indenture, dated as of August 11, 2003 (the "Indenture") by and among the Company, the Guarantors named therein, and The Bank of New York, as trustee. The Private Notes are, and the Exchange Notes will be, guaranteed (each, a "Subsidiary Guarantee") on a joint and several basis by certain of the Company's subsidiaries (the "Subsidiary Guarantors"). The terms used in this opinion that are defined in the Indenture shall have the same definitions when used herein, unless otherwise defined herein.

        In connection with this opinion, we have reviewed the Indenture. We have also reviewed such corporate documents and records of the Tennessee Guarantor, such certificates of public officials and such other matters, as we have deemed necessary or appropriate for purposes of this opinion. As to various issues of fact, we have relied upon the representations and warranties of the Tennessee Guarantor contained in the Indenture and upon statements and a certificate of officers of the Tennessee Guarantor, without independent verification or investigation. For purposes of the opinion on good standing of the Tennessee Guarantor, we have relied solely upon a good standing certificate of recent date.

        We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal capacity of all natural persons.

        Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

        1.     The Tennessee Guarantor is a corporation validly existing and in good standing under the laws of the State of Tennessee.

        2.     The Subsidiary Guarantee of the Exchange Notes (the "Exchange Guarantee") of the Tennessee Guarantor has been duly authorized by all necessary corporate action on the part of the Tennessee Guarantor, and when the Registration Statement on Form S-4 relating to the Exchange Offer (the "Registration Statement") has become effective under the Securities Act of 1933 and the Exchange Guarantee of the Tennessee Guarantor is delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantee of the Tennessee Guarantor of the Private Notes, the Exchange Guarantee of the Tennessee Guarantor will have been duly executed and delivered.

        We express no opinion herein other than as to the corporate laws of the State of Tennessee. Furthermore, our opinion expressed in Paragraph 2 as to due authorization is subject to the effect of bankruptcy, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, insolvency (whether measured on a balance sheet, liquidity or other customary basis) or other similar laws affecting creditors of the Tennessee Guarantor.

        We note that the Tennessee Guarantor's corporate records as to the ownership of its shares and its operations from January 1, 1974 through December 31, 1975 cannot be located. Because of the unavailability of such records, we have, in reliance upon the presumption of regularity, assumed that all corporate actions and proceedings during the period for which such records are missing were consistent with the opinions rendered herein.

        We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        Our opinion is rendered as of the date hereof.

        A copy of this opinion may be delivered to Jones Day in connection with its opinion filed as Exhibit 5.1 to the Registration Statement and Jones Day may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

Very truly yours,
/s/ Bass, Berry & Sims PLC

QuickLinks

  Exhibit 5.2
[Letterhead of Bass, Berry & Sims PLC]